Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated June 02, 2025

Registration Statement No. 333-287302

Corporate Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated June 02, 2025 Registration Statement No. 333 - 287302 Etoiles Capital Group Co., Ltd (Nasdaq Symbol: EFTY)

This presentation contains forward - looking statements that involve substantial risks and uncertainties, in some cases, you can i dentify forward - looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect," “intend,” “plan,” “goal,” "objective," “anticipate," “believe,” “estimate,” “pr edi ct," “potential." “continue” and “ongoing," or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown ris ks uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or im plied by these forward - looking statements. This presentation and the accompanying oral presentation contain "forward - looking” statements that are based on our management's beliefs and assumptions a nd on information currently available to management. We have based these forward - looking statements largely on our current expectations and projections about future events and trend s that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs, Moreover, we op erate in a very competitive and rapidly changing environment, and new risks may emerge from time to time, it is not possible for our management to predict all risks, nor can we assess the im pact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially front hose contained in any forward - looking sta tements we may make, In light of these risks, uncertainties, and assumptions, the forward - looking events and circumstances discussed herein may not occur and actual results could differ materia lly and adversely from those anticipated or implied in the forward - looking statements. Although our management believes that the expectations reflected in our forward - looking statements a re reasonable. we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward - looking statements will be achieved or occ ur. We undertake no obligation to publicly update any forward - looking statements, whether written or oral, that may be made from time to time, whether as a result of new information futur e d evelopments, or otherwise. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of th e securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. Th e offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any ot her regulatory body has passed upon the adequacy or accuracy of this free writing prospectus. Any representation to the contrary is a criminal defense. Forward - Looking Statements Disclaimer 2/36

This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the “Ordinary Shares”), par value US$0.00001 per share, of Etoiles Capital Group Co., Ltd (the “Company“), which are being registered on the Registration Statement and should be read together with the preliminary prospec tus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus filed as part of t he Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. Yo u may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov . Alternatively, we and/or our underwriter will arrange to send you the prospectus if you contact our underwriter at Prime Numb er Capital, LLC, 27F 12E 49th Street, New York, NY 10017, via email at info@pncp.com or contact Etoiles Capital Group Co., Ltd, Room 1109, 11/F, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong via e mai l at ir@etoilesfin.com . Free Writing Prospectus Disclaimer 3/36

Offering Summary ETOILES CAPITAL GROUP CO., LTD Issuer ETFY Ticker 13,500,000 Class A Ordinary shares and 5,000,000 Class B Ordinary shares Pre - offering shares outstanding 1,400,000 Class A Ordinary shares (1,610,000 if the underwriter exercise its over - allotment option in full) Securities offered US$4 to US$6 per Class A Ordinary Share Price range (i) approximate 20% for strengthening our integrated investor relation services; (ii) approximate 20% for expanding our international market presence; (iii) approximate 15% for incorporate latest technology and trends into our service offerings; (iv) approximate 15% for enhancing our “Etoiles” brand by increasing our marketing effort; and (v) approximately 30% for general corporate purposes and working capital. Use of Proceeds Prime Number Capital, LLC Underwriter 4/36

Executive Summary Market Opportunity Competitive Strength Financial Highlights Growth Strategy Management Team Table of Contents 5/36

01 Executive Summary Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 6/36

Our mission is to become a leading integrated investor relation services provider in Hong Kong. We strive to provide one - stop solution to companies in managing their institutional relations, engaging constructive discussion with their stakeholders and tailor creative solutions to navigate the ever - changing financial landscape. Etoiles Capital Group Co., Ltd Our Business We serve listed and to - be - listed market participants, creating one - stop solutions pertaining to fundraising, strategic planning, public/media relations, investor relations, and crisis management. Integrated Services Our seasoned professionals are devoted to effective capital market operations, providing holistic communications strategies, and implementing integrated solutions to aid clients in initial public and secondary offerings. 7/36

Our Services We specialize in providing integrated investor relations services in Hong Kong, centred upon three core aspects plus ancillar y s ervices. Our services are tailored to our clients’ unique demands, leveraging their strengths and values to reach target audiences, and enhance their branding. Integrated Investor Relations Services Provider 8/36 Investor Relations Management Create effective investor communications channels and materials • Crafting investor documents • Organizing roadshows, press conferences, and events • Connecting potential investors with our clients Public Relations Management Deliver external communications to the right audience • Devising and promotional activities and materials • Drafting press releases and publications • Crisis management Due Diligence Conducting due diligence investigations • Site visits to potential target business • Reviewing operations and records • Producing due diligence report or documentation as required Ancillary Services Further adding value by offering ancillary services • Enhancing website designs • Producing promotional videos

Company Structure We are a Cayman Islands holding company (incorporated September 13, 2024) operating through our indirect, wholly - owned Hong Kong subsidiary, Etoiles Consultancy Limited (established 2013). Our core operations focus on delivering integrated investor relations services to cli ent s preparing for or maintaining listings on the Hong Kong or U.S. stock exchanges. Our second subsidiary, Etoiles Financial Group Limited (founded 2023), supports administrative functions and has no material operational activities. Etoiles Financial Group Limited (Hong Kong) Zynergy Holding Co., Limited (British Virgin Islands) 100% 100% 100% Etoiles Capital Group Co., Ltd (Cayman Islands) Etoiles Consultancy Limited (Hong Kong) 9/36

02 Market Opportunities Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 10/36

Hong Kong Equities Market Expansion Steady • The number of listed companies in Hong Kong has grown from 1,496 in 2011 to 2,632 by June 2025. • The most marked increase took place between 2016 and 2019 , and continued in a steady pace in recent years, signaling a resilient and attractive capital market. 2,308 Companies SOURCE: HKEx Main Board 1,496 1,547 1,643 1,752 1,866 1,973 2,118 2,315 2,449 2,538 2,572 2,597 2,609 2,621 2,632 11/36 Source : HKEx Annual Market Statistics ( 2017 - 2024 )

Number of Listing Applications from 2017 to 2024 201 360 357 286 372 184 111 138 117 195 129 85 38 25 11 5 0 5 2017 2018 2019 2020 2021 2022 2023 2024 30-May-25 Main Board GEM 12/36 Continued expansion and globalization of Hong Kong’s stock market is a key driver for the robust demand for integrated IR ser vic es. Integrated IR provides strategic guidance to enhance corporate visibility, strengthen stakeholder relationships, and manage reputational risks, all of which a re critical in an increasingly competitive and interconnected market landscape. Source : HKEx News (2024)

Hong Kong Ranks Among the Top IPO Venues

ETOILES

- The Hong Kong Exchanges and Clearing Limited ("HKEx") ranked among the top four global IPO venues in 2024, raising HK$87.5 billion from 71 new listings. This marks a significant rebound in IPO activity, with major participants from sectors such as technology, healthcare, and green energy.
- The city also hosted its largest IPO since 2021, raising HK$35.7 billion, highlighting its continued attractiveness to issuers and investors.



Gross Proceeds from IPOs, US$ trillions
20,091
11,236
3,123
1
2
3
4
5
6
7
8
9
10
India
New York
NASDAQ
Hong Kong
Japan
Shanghai
Shenzhen
Saudi Arabia
Abu Dhabi
Spain (SIX)
NSE
NYSE
Nasdaq
HKEX
香港交易所
JPX
上海證券交易所
SHANGHAI STOCK EXCHANGE
深圳证券交易所
SHENZHEN STOCK EXCHANGE
تداول السعودية
Saudi Exchange
ADX
SIX

Source: HKEx Annual Market Statistics (2024)

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HKEx Total Capitalization Poised for Growth • Listed companies on HKEx hail from a diverse range of industries, including technology, real estate, and financial services. The se companies collectively contributed to a market capitalization exceeding HK$34 trillion. 31.58 4.95 3.55 New York NASDAQ Shanghai Japan India Bombay Europe India National Hong Kong Shenzhen Canada 1 2 3 5 6 7 8 9 10 Market Capitalization as of Year End 2024, US$ trillions 4 14/36 Source: World Federation of Exchanges. (2025). Market Statistics - Focus. Retrieved from https://focus.world - exchanges.org/issue/february - 2025/market - statistics

Secondary Issue Sizes Matching Primary Issues • Historical data has shown that the market for secondary offerings is equal to or greater than initial offerings, underscoring th e importance for listed companies to maintain an active and positive image through effective communications with capital market participants. 128.2 288.0 312.9 400.1 328.9 104.6 46.3 87.0 21.3 2017 2018 2019 2020 2021 2022 2023 2024 2025 Q1 Funds Raised from Hong Kong IPOs HK $ billions 451.7 256.1 139.1 346.8 441.9 149.5 104.4 102.8 2017 2018 2019 2020 2021 2022 2023 2024 Funds Raised Via Secondary Offerings in Hong Kong HK $ billions 15/36 Source : HKEx Annual Market Statistics ( 2017 - 2024 )

Growing Number of Chinese IPOs in the US • Increasing number of Chinese companies are choosing one of two US - based exchanges for their IPOs . • These companies may seek out Chinese - speaking professional services providers. 1 1 3 2 1 2 5 11 4 7 10 1 1 2 0 1 1 1 6 5 6 14 20 25 24 33 19 33 58 35 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 NYSE NASDAQ Number of Chinese Companies Listed on NYSE and NASDAQ (2011 – May 30, 2025) 16/36 Source : Wind Information Co . , Ltd

Industry Overview and Trends

ETOILES

Hong Kong as a Financial Center

- Hong Kong is a major global financial center with a stock market that was the 4th largest in Asia and 7th largest in the world by market capitalization at the end of August 2024. Additionally, Hong Kong ranks 3rd globally in the Global Financial Centres Index, according to the Government of the Hong Kong Special Administrative Region (www.info.gov.hk).
- The financial services sector is a key pillar of Hong Kong's economy, consistently accounting for more than 20% of the local GDP in 2019. The sector provided approximately 269,100 jobs in 2023, or 7.3% of the territory's total employment.
- Hong Kong also serves as the largest offshore Renminbi (RMB) settlement centre in the world, servicing a significant portion of all Mainland Chinese companies conducting business and transactions with foreign counterparties.

Financial Market Size and Potentials

- The equity markets of Hong Kong is underpinned by a total of 2,621 listed companies as of year end 2024. The Hong Kong Stock Exchange (HKEx) further saw 71 IPOs during the year, and HK$87.5 billion raised from a steady influx of both local and international investors.
- HKEx continues to undergo reforms, introducing new listing regimes to attract companies at the forefront of various technology sectors, such as FinTech, InsurTech, Regtech, and Virtual Banking that are reshaping the local economy.
- The Stock Connect programs, linking Hong Kong with Shanghai and Shenzhen, continued to foster cross-border trading, with average daily trading values reaching new heights. Hong Kong's position as a super connector was further enhanced through innovations such as the inclusion of ETFs under Stock Connect and the launch of RMB-denominated trading options.

Integrated Investor Relations

- The integrated investor relations (IR) industry plays a pivotal role in ensuring that corporations effectively convey their narratives to investors, regulators, and the public, bridging the gap between companies and their stakeholders in regularly recurring settings as well as times of crises.
- Integrated IR firms are tasked with supporting companies in navigating the complexities of cross-border capital flows and meeting heightened disclosure requirements against a background of enhanced market connectivity, regulatory reforms, and increasing investor participation.

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Greater Emphasis on Corporate Branding and Image Against intensifying competition, companies are placing greater emphasis on building strong corporate brands and maintaining positive reputations. Integrated IR firms specialize in devising strategic guidance to enhance corporate visibility, strengthen stakeholder relationships, and manage reputational risks, all of which are critical in today’s fast - paced market landscape. Sweeping Digitalization of Global Business Digital transformation has reshaped the broader financial industry; whereby listed companies are increasingly expected to curate an online presence on social media in addition to traditional media channels. Integrated IR firms leverage social media platforms, advanced analytics, and artificial intelligence to optimize communication strategies. These tools enable real - time engagement with stakeholders, precise targeting, and data - driven decision - making, further enhancing the value of integrated IR services in Hong Kong. Key Demand Drivers for Integrated Investor Relations 18/36 Growing Capital Markets in Hong Kong The city’s dynamic capital markets, robust regulatory framework, and status as a gateway between Mainland China and the rest of the world have attracted a steady stream of both issuers and investors. Continuous growth and internationalization of Hong Kong’s capital markets have enhanced market connectivity, promp ted regulatory reforms, and increased investor participation. A growing number of companies are therefore seeking communication services and strategic advice to support in navigating the com plexities of cross - border capital flows and heightened regulatory requirements, contributing to a thriving environment for the integrated IR industry.

0 3 Competitive Strength Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 19/36

Our Clients • Our clients span across a wide range of industries, and we have accumulated deep know - how in diverse sectors, understanding their unique characteristics and evolving trends. Over time, we have built up a wealth of premium resources, including upstream and downstream partnership networks within industrial chains, industry experts, and data insights. • This enables us to precisely align with the needs of clients from various industries and provide them with cross - industry experience and resource support to advance their business initiatives, such as investor relations management. Architecture Finance Tech Gaming Consumer Goods/Services Robotics Construction Advertising Automotive Human Resources Services 20/36

Comprehensive Integrated Investor Relation Services We Are A Comprehensive Integrated Investor Relation Services Provider in Hong Kong Our integrated investor relation services mainly comprise one of four components: 21/36 Management of Public Relation • Developing promotional plans and advertising strategies • Preparing corporate presentations, investor relation websites, and publicity materials • Assisting with roadshows, press conferences, ceremonies, and interviews • Providing support during crises. • Overseeing logistics for events and activities Management of Investor Relation • Creating investor relations media documents (e.g., press releases, presentations, reports) • Organizing and managing shareholder meetings and press conferences • Identifying target shareholders and initiating contact/communication with them Tailored Due Diligence Exercise • Reviewing statutory records • Conducting site visits • Preparing due diligence reports Other Value - added Services • Website design enhancement • Promotional video production

How We Differentiate from Our Peers ？ Providing comprehensive integrated investor relation services Integrated services One - stop Solution Service offerings to cover companies with various needs and backgrounds Strong Client Base Client Base Seasoned veterans within the financial industries devising innovative solutions to mundane problems Experienced Team Expertise 22/36

04 Financial Highlights Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 23/36

High - Level Historical Financial Performance Figures in US$ thousands 70 64 35 33 1,441 2,526 1,001 852 Year end cash Revenue Income from Operations Net Income 2023 2024 24/36

2024 Financial Performance         Net Income Others Tax Expenses Income from Operations G&A Selling Expenses CoR Revenue 25/36

Profit Margins 55% 40% 2023 2024 51% 34% 2023 2024 Operating Margin 100% 64% 2023 2024 Net Margin Operating Cash Flow Margin 26/36 We initiated investor relations business in 2023, with modest revenue and costs reflecting our early operational stage. Despi te limited scale, gross margin was strong due to a lean cost structure. In 2024, revenue and service costs rose substantially as we expanded our client base and scaled op erations. The gross margin declined relative to 2023, driven by increased investments in personnel and IT infrastructure — particularly cybersecurity and system enhan cements — to support anticipated growth and enhance operational capacity.

0 5 Growth Strategy Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 27/36

Overarching Strategies Our principal growth strategies seek to further strengthen our market position and drive our market share in the Hong Kong in teg rated investor relation industry and opportunistically expand geographical coverage. To achieve these goals, we intend to implement the following strategies: Strengthen Position We are committed to strengthening our service offerings to more customers in our home market through: • Recruiting additional qualified professionals with the right skillsets • Incorporating the latest digital technologies and toolkits Expand Internationally We view the US capital markets as attractive to issuers and investors in the medium to long term, and expect to: • Collaborate with stakeholders in the equity and debt capital markets and to expand our business network • Attend industry events and liaise with our existing business partners and professional firms • To connect with U.S. based suppliers to provide location - specific services to our clients Enhance Branding We acquired our clientele mainly through referrals and words - of - mouth, but we aim to improve our success rate by: • Actively marketing and promoting the “Etoiles” brand on our website and media outlets in Hong Kong • Sponsor events and functions that are organized by professional firms and participating events organized by stakeholders in the financial industry 28/36

Strengthening Our Market Position in Hong Kong Expanding Our Team With Seasoned Professionals • We serve our clients through a team of dedicated and experienced team possessing extensive industry knowledge. We believe bui ldi ng a bigger team is essential to our growth and development, and we intend to recruit additional members to ensure we can adequately attend to our clients’ ne eds as we grow our client base. • We intend to recruit those with professional qualifications in the financial industry and/or with experience and deep underst and ing of the financial or investor relations industry. We believe that an enhanced team will ensure quality services are delivered to our clients in a timely ma nne r. Incorporating The Latest Technology In Our Service Offerings • We aim to stay at the forefront of technology and trends, incorporating and utilizing the latest toolkits at our disposal to bet ter address our clients’ needs by integrating into our service offerings. Our goals include but are not limited to: 1) Using social media to assist our clients to precisely reach out to their target audience 2) Creating more engaging interactions through virtual reality and/or other means during major presentation such as investor pre sen tations and roadshows 29/36

International Partnerships and Alliances Future Plans We plan to expand our market presence in the U.S. and other international markets by …… Since 2023, our Hong Kong Operating Subsidiary began providing integrated investor relation services, with a sole focus in Hong Kong. Our management believes that the U.S. capital market will continue to attract interests from issuers and investors worldwide in the coming decade, and worked to secure a foothold in that market. By mid - 2024, our Hong Kong Operating Subsidiary had started providing services to companies based or operating in Hong Kong and Mainland China who sought a listing or were already listed on the exchanges in the U.S. Collaborating with stakeholders in the equity and debt capital markets and expanding our business network Liaising with our existing business partners and professional firms and attending industry events to identify suitable opportunities, and Connecting with U.S. based suppliers to provide location - specific services to our clients 30/36

Enhancing Our Branding We acquire new and prospective clients mainly through referrals from our existing clients and business partners. We believe w e c an broaden our client base, attract more referrals from potential clients and improve our reputation by increasing our marketing effort to promote our “Etoiles” bra nd and market presence in Hong Kong. • E nhance our website for advertising our services • P lace advertisements in traditional print and online media • S ponsor business events organized by professional firms and participate in events organized by the stakeholders in the industry, and • Ac tively approach potential clients in the Hong Kong and the U.S. financial industries to market our services and secure new business opportunities In The Near Future, We S trive to…… 31/36

Use of Proceeds After deducting the customary underwriter’s discounts, offering expenses, and allowances payable by us, we expect to receive net proceeds of ~US$5.4 million , assuming an offering price of US$5 per share at the midpoint of the estimated range, before any over - allotment options are exerc ised. Raising ~US$7 Million in Gross Proceeds to Fund Our Growth Needs 20% 20% 15% 15% 30% Enhanced Services International Expansion Technology Upgrade Branding General Corporate Purposes 0% 5% 10% 15% 20% 25% 30% 35% Enhanced Services We plan to recruit additional staff from the financial industry in Hong Kong to better fulfil customers and demands International Expansion We are collaborating with business partners to explore extending our services to the U.S. capital markets Technology Upgrade We expect to incorporate the latest technological advances and trends into our service offerings Branding We would like to enhance our marketing efforts to promote our “Etoiles” brand 32/36

0 6 Management Team Executive Summary Market Opportunities Competitive Strength Financial Highlights Growth Strategy Management Team 33/36

Management Team Kit Shing, CHEUNG Director, CEO and Chair of the Board • Over 7 years of experience in business management. • CEO of the company since February 2025. • Responsible for corporate strategy, operations management and business expansion. • Project Manager and Director at Everway Creation Limited (2021 - present). • Senior Relationship Manager at Industrial Bank Co., Ltd. (2016 - 2021). • Executive Director at Future World Holdings Limited (HKEx: 00572) (August 2022 - June 2023). • Bachelor’s degree in Science from the University of Toronto (2015). Hon Fai, TAM CFO • Over 18 years of expertise in accounting, financing, and auditing. • CFO of the company (since Feb 2025) and Company Secretary of WK Group (HKEx: 02535). • Director of Marksman Services Group and IPA CPA Limited. • Previously held roles as Company Secretary at Sino Vision and Independent Director at China Next - Gen Commerce (HKEx: 03928). • Former Audit Partner at CTY & Co. (2012 – 2022) and began career at Deloitte. • Holds a BBA in Accounting from HKUST and is a Fellow of HKICPA. Zhihan, LOU COO • Over 5 years of experience in public relations, investor relations, and communications. • COO of the company since February 2025. • General manager of Etoiles Financial (February 2024 - present). • Consultant at Valuable Capital Limited (October 2023 - February 2024). • Deputy director of Wonderful Sky Financial Group Limited (HKEx: 1260) (November 2019 - October 2023). • Master of Arts in Communication from the Hong Kong Baptist University (2017). • Bachelor of Broadcasting from the Zhejiang University of Technology (2016). 34/36

Independent Directors Qi, DING • Over 30 years in financial services. Expertise in asset management, securities, investment banking, and commercial banking. • Executive Director and Responsible Officer (Types 1, 4, 9) at Huasheng Asset Management Limited (since June 2022). • Managing Director and Responsible Officer (Types 1, 4, 9) at JX Securities (Hong Kong) Limited (October 2019 – December 2021). • Bachelor’s degree in International Finance from Central University of Finance and Economics (1993). • Holds Type 1, 4, and 9 licenses from the Hong Kong Securities and Futures Commission. Senior executive qualifications for fund management in mainland China. Raj K, THAKAR • Over 10 years in structured finance, securitization, and credit ratings. • Senior Associate, Multifamily Capital Markets Division, Freddie Mac (since January 2018). • Structured Finance Ratings Analyst, S&P Global Ratings, New York (November 2013 - December 2017). • Bachelor’s degree in finance and management, Leonard N. Stern School of Business, New York University (May 2013). Yeung Tak, CHEN • Over 15 years in auditing, accounting, financial management, treasury, internal control, corporate governance, and company secretarial matters. • B.A. in Accountancy, The Hong Kong Polytechnic University (2006). • HKICPA Member (2011), Fellow (2021), CPA (Practising). • Company Secretary: Kingland Group Holdings (HKEx: 1751). • Independent Non - Executive Director: DT Capital (HKEx: 356), WEIli (HKEx: 2372), Gain Plus (HKEx: 9900). • Independent Director: Onion Global (OTC: OGBLY). • Executive Director: Kingland Group (2020 - 2022). • Independent Non - Executive Director: AV Promotions Holdings (HKEx: 8419) (2017 - 2021). 35/36

Etoiles Capital Group Co., Ltd (Nasdaq Symbol EFTY) THANK YOU Issuer Etoiles Capital Group Co., Ltd Room 1109, 11F, Tai Yau Building , No. 181 Johnston Road, Wanchai, Hong Kong +852 2398 8699 ir@etoilesfin.com Underwriter Prime Number Capital, LLC 27F 12E 49th Street , New York, NY 10017 (347) 329 - 1575 info@pncps.com 36/36